January 10, 2005

Dear Shareholder of Electronic Clearing House, Inc.:

On January 7, 2005, Electronic Clearing House, Inc., a Nevada corporation (the "Company"), filed with the Securities and Exchange Commission a Definitive Proxy Statement on Schedule 14A in connection with its Annual Meeting of Shareholders to be held on February 7, 2005.

The Company has engaged Morrow & Co., Inc., a proxy solicitation firm, to assist with its proxy solicitation efforts in connection with the Annual Meeting. The fee associated with the engagement of Morrow & Co., Inc. will be $6,000 plus a $5.00 fee per shareholder contacted. Morrow & Co., Inc.'s proxy solicitation efforts will consist of personal, mail, telephone and/or facsimile communications to shareholders.

The cost of soliciting proxies will still be borne by the Company. In addition, the Company may reimburse brokerage firms and other firms representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners. In addition to Morrow & Co., Inc., proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by mail, telephone, telegram or facsimile communications to shareholders.

Should you have any questions regarding this letter or Morrow & Co., Inc., please contact the Company's Investor Relations Department.

Very Truly Yours,

/s/ Donna Rehman

Donna Rehman
Corporate Secretary